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                                  EXHIBIT 11.1

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                         BIOMET, INC. AND SUBSIDIARIES

                for the years ended May 31, 1994, 1993 and 1992
                    (in thousands except earnings per share)

                              ___________________


Computation of EPS based on simple capital structure without regard to common stock equivalents (A):

                                                               1994               1993              1992
                                                               ----               ----              ----
     Net income applicable to common shares                $  69,818            $63,961           $51,809

     Weighted average number of shares
     outstanding during the year                             115,215            114,934           113,009

     Primary earnings per common share                          $.61               $.56              $.46


Computation of EPS using stock options as common stock equivalents:

A computation of EPS using stock options is not presented since their inclusion would not result in a different earnings per share amount for the years ended May 31, 1994, 1993 and 1992.

(A) Earnings per share data have been adjusted to give effect to all stock splits.